Exhibit 99.1

Investor Contacts	Media Contacts
Linda Ventresca	Michael Herley
AXIS Capital Holdings Limited	Kekst and Company
investorrelations@axiscapital.com	michael-herley@kekst.com
(441) 405-2727	(212) 521-4897

AXIS CAPITAL REPORTS THIRD QUARTER OPERATING INCOME OF $164 MILLION

QUARTERLY DILUTED OPERATING EARNINGS PER COMMON SHARE OF $1.22 AND

ANNUALIZED OPERATING RETURN ON AVERAGE COMMON EQUITY OF 12.6%

Pembroke, Bermuda, November 1, 2010 - AXIS Capital Holdings Limited (“AXIS Capital”) (NYSE: AXS) today reported net income available to common shareholders for the third quarter of 2010 of $239 million, or $1.78 per diluted common share, compared with a net loss of $96 million, or $0.70 per diluted common share, for the third quarter of 2009. Net income for the nine months ended September 30, 2010 was $556 million, or $4.04 per diluted common share, compared with $179 million, or $1.19 per diluted common share, for the corresponding period in 2009.

Operating income for the third quarter of 2010 was $164 million, or $1.22 per diluted common share, compared with $152 million, or $1.00 per diluted common share, for the third quarter of 2009. Operating income for the nine months ended September 30, 2010 was $439 million, or $3.20 per diluted common share, compared with $490 million, or $3.26 per diluted common share for the first nine months of 2009.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Third Quarter Highlights1

•	Gross premiums written of $751 million, a decrease of 3%;

•	Net premiums written of $626 million, an increase of 5%;

•	Net premiums earned of $759 million, an increase of 7%;

•	Total underwriting income of $127 million, an increase of 79%;

•	Combined ratio of 85.6%, an increase of 12.4 percentage points;

•	Estimated pre-tax net losses of $85 million for the New Zealand earthquake;

•

Net favorable prior year reserve development of $72 million, pre-tax, benefiting the combined ratio by 9.5 points, compared with $122 million, benefiting the combined ratio in the same period last year by 17.3 points;

•	Net investment income of $112 million, a decrease of 17%;

•	Total return on cash and investments was 2.8% (pre-tax);

•	Net cash flows from operations of $329 million;

•	Operating income of $164 million, representing an annualized operating return on average common equity[2] of 12.6%;

•	Shareholders’ equity of $5.8 billion;

•	Share repurchases in the open market of $13 million in the quarter;

•	Increased authorization under common share repurchase programs by $750 million; and

•	Diluted book value per common share of $39.01, an increase of 7%.

Commenting on the third quarter 2010 financial results, John Charman, Chief Executive Officer and President of AXIS Capital, stated: “For the first nine months of 2010, we produced an annualized operating return on average common equity of 11.3%, which we view as healthy given current property and casualty insurance and reinsurance market conditions, the low investment yield environment and the global catastrophe activity this year. Our underwriting and investment results, coupled with prudent capital management activity, have resulted in a 23.5% increase in our diluted book value per share compared to a year ago. We remain committed to maximizing value creation for our shareholders without compromising our conservative, quality-based approach to the markets.”

[1]	All comparisons are with the same period last year unless stated otherwise.
[2]

Calculated using operating income divided by average common shareholders’ equity for the period. The presentation of operating income available to common shareholders is a “non-GAAP financial measure” as defined in Regulation G. The reconciliation of operating income to net income available to common shareholders (the most directly comparable GAAP financial measure) is provided on page 10 of this release. A discussion of the presentation of operating income begins on page 12 of this release.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Segment Highlights

Insurance Segment

Our insurance segment reported underwriting income of $67 million for the quarter compared with a loss of $54 million in the third quarter of 2009. The segment’s current accident year loss ratio improved from 59.8% in the third quarter of 2009 to 55.8% this quarter, primarily as a result of a lower level of claims activity in our credit and political risk line of business. Partially offsetting this were increased acquisition costs reflecting changes in our ceded reinsurance purchasing, as well as increased general and administrative expenses reflecting additional costs associated with the build-out of the segment’s platform. Net favorable prior period reserve development was $28 million, or 8.7 points, this quarter compared with $55 million, or 19.9 points, in the third quarter of 2009. Underwriting results for the third quarter of 2009 included the recognition of an adverse $136 million fair value change related to an insurance derivative contract. This contract was settled in the fourth quarter of 2009 and, as a result, there was no corresponding impact in 2010.

Our insurance segment reported gross premiums written in the quarter of $434 million, up 5% from the third quarter of 2009, primarily driven by our credit and political risk line of business. Net premiums written and earned increased 29% and 15%, respectively, during the third quarter of 2010 primarily due to increases in gross premiums written and changes in our ceded reinsurance purchasing on renewal during the second quarter.

Reinsurance Segment

Our reinsurance segment reported underwriting income of $60 million for the quarter, a 52% decrease compared with the third quarter of 2009. The segment’s current accident year loss ratio increased from 62.4% in the third quarter of 2009 to 71.8% this quarter, largely due to estimated net pre-tax losses of $85 million for the New Zealand earthquake. Net favorable prior period reserve development was $44 million, or 10.0 points, this quarter compared with $67 million, or 15.6 points, in the third quarter of 2009.

Our reinsurance segment reported gross premiums written in the quarter of $317 million, down 12% from the third quarter of 2009. Our liability reinsurance premiums decreased primarily due to the non-renewal of a significant contract following a material change to the cedant’s business. Professional lines reinsurance premiums also decreased. This decrease was mainly as a result of the extension of certain third quarter 2009 treaties for renewal into the fourth quarter of 2010, as well as premium adjustments to prior year treaties that impacted the comparable period analysis.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Investments

Net investment income for the quarter of $112 million represented an increase of $29 million, or 35%, relative to the second quarter of this year, due to strong performance from our investments in hedge and credit funds. Income from our alternative investments was $25 million this quarter. The year-to-date net investment income decreased 14% to $299 million, primarily due to lower reinvestment yields and lower returns from alternative investments.

Net realized investment gains were $77 million, compared to net realized investment losses of $253 million in the prior year quarter. The prior year quarter included other than temporary impairment charges of $279 million, compared to $2 million during the current quarter.

Supplementary information relating to our investment portfolio at September 30, 2010 is available in the Investor Information section of our website.

Capitalization / Shareholders’ Equity

Total capitalization at September 30, 2010 was $6.8 billion, including $1.0 billion of long-term debt and $0.5 billion of preferred equity. At September 30, 2010, diluted book value per common share, on a treasury stock basis, was $39.01 and book value per common share was $44.59, compared to $33.65 and $37.84, respectively, as of December 31, 2009.

During the quarter, we repurchased 0.4 million common shares in the open market at an average price of $29.65 per share, for a total cost of $13 million. On September 24, 2010, our Board of Directors authorized a new $750 million common share repurchase plan. As of October 29, 2010, we had approximately $870 million of remaining authorization for common share repurchases through December 31, 2012.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Conference Call

We will host a conference call on Tuesday November 2, 2010 at 8:00 AM (Eastern) to discuss the third quarter financial results and related matters. The teleconference can be accessed by dialing (866) 843-0890 (U.S. callers) or (412) 317-9250 (international callers) approximately ten minutes in advance of the call and entering the code 5-5-6-4-0-3-0. A live, listen-only webcast of the call will also be available via the Investor Information section of the Company’s website at www.axiscapital.com.

In addition, a financial supplement relating to our financial results for the quarter ended September 30, 2010 is available in the Investor Information section of our website.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at September 30, 2010 of $5.8 billion and locations in Bermuda, the United States, Europe, Singapore, Canada and Australia. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A” (“Excellent”) by A.M. Best. AXIS Capital and AXIS Specialty Finance LLC have been assigned senior unsecured debt ratings of A- (stable) by Standard & Poor’s and Baa1 (stable) by Moody’s Investors Service. For more information about AXIS Capital, visit our website at www.axiscapital.com.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED BALANCE SHEETS

SEPTEMBER 30, 2010 (UNAUDITED) AND DECEMBER 31, 2009

	2010	2009
	(in thousands)
Assets
Investments:
Fixed maturities, available for sale, at fair value	$10,664,824	$9,718,355
Equity securities, available for sale, at fair value	251,005	204,375
Other investments, at fair value	533,072	570,276
Short-term investments, at amortized cost	129,042	129,098

Total investments	11,577,943	10,622,104
Cash and cash equivalents	1,057,864	788,614
Restricted cash and cash equivalents	147,529	75,440
Accrued interest receivable	92,758	89,559
Insurance and reinsurance premium balances receivable	1,536,944	1,292,877
Reinsurance recoverable on unpaid and paid losses	1,551,612	1,424,172
Deferred acquisition costs	402,887	302,320
Prepaid reinsurance premiums	234,850	301,885
Securities lending collateral	—	129,814
Net receivable for investments sold	—	12,740
Goodwill and intangible assets	89,744	91,505
Other assets	154,399	175,494

Total assets	$16,846,530	$15,306,524

Liabilities
Reserve for losses and loss expenses	$6,934,528	$6,564,133
Unearned premiums	2,614,239	2,209,397
Insurance and reinsurance balances payable	123,127	173,156
Securities lending payable	—	132,815
Senior notes	993,976	499,476
Other liabilities	240,338	227,303
Net payable for investments purchased	91,384	—

Total liabilities	10,997,592	9,806,280

Shareholders’ equity
Preferred shares - Series A and B	500,000	500,000
Common shares	1,931	1,903
Additional paid-in capital	2,046,297	2,014,815
Accumulated other comprehensive income	371,625	85,633
Retained earnings	4,033,018	3,569,411
Treasury shares, at cost	(1,103,933)	(671,518)

Total shareholders’ equity	5,848,938	5,500,244

Total liabilities and shareholders’ equity	$16,846,530	$15,306,524

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009

	Three months ended		Nine months ended
	2010	2009	2010	2009
	(in thousands, except per share amounts)
Revenues
Net premiums earned	$758,873	$706,025	$2,190,092	$2,078,154
Net investment income	111,800	134,788	299,004	346,300
Other insurance related income (loss)	884	(135,738)	1,727	(159,394)
Net realized investment gains (losses):
Other-than-temporary impairment losses	(2,091)	(283,418)	(16,581)	(336,214)
Portion of impairment losses transferred to (from) other comprehensive income	(272)	4,080	1,284	5,523
Other realized investment gains	78,894	25,973	132,622	13,051

Total net realized investment gains (losses)	76,531	(253,365)	117,325	(317,640)

Total revenues	948,088	451,710	2,608,148	1,947,420

Expenses
Net losses and loss expenses	422,154	311,109	1,293,787	1,077,360
Acquisition costs	123,788	113,423	364,614	318,708
General and administrative expenses	103,435	92,009	309,266	265,515
Foreign exchange losses (gains)	24,961	6,784	(10,415)	30,579
Interest expense and financing costs	15,800	7,977	40,185	23,869

Total expenses	690,138	531,302	1,997,437	1,716,031

Income (loss) before income taxes	257,950	(79,592)	610,711	231,389
Income tax expense	9,890	7,082	27,550	24,785

Net income (loss)	248,060	(86,674)	583,161	206,604
Preferred shares dividends	9,218	9,218	27,656	27,656

Net income (loss) available to common shareholders	$238,842	$(95,892)	$555,505	$178,948

Weighted average common shares and common share equivalents:
Basic	120,091	137,904	123,320	137,693

Diluted	134,406	137,904	137,382	150,258

Earnings (loss) per common share:
Basic	$1.99	$(0.70)	$4.50	$1.30

Diluted	$1.78	$(0.70)	$4.04	$1.19

Cash dividends declared per common share	$0.21	$0.20	$0.63	$0.60

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED SEGMENTAL DATA (UNAUDITED)

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009

	2010			2009
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total
	(in thousands)
Gross premiums written	$433,550	$317,137	$750,687	$413,922	$361,392	$775,314
Net premiums written	309,277	317,045	626,322	239,781	355,363	595,144
Net premiums earned	320,184	438,689	758,873	278,637	427,388	706,025
Other insurance related income (loss)	884	—	884	(135,898)	160	(135,738)
Net losses and loss expenses	(150,860)	(271,294)	(422,154)	(111,228)	(199,881)	(311,109)
Acquisition costs	(38,962)	(84,826)	(123,788)	(29,613)	(83,810)	(113,423)
General and administrative expenses	(64,147)	(22,292)	(86,439)	(55,685)	(18,719)	(74,404)

Underwriting income (loss)	$67,099	$60,277	127,376	$(53,787)	$125,138	71,351

Corporate expenses			(16,996)			(17,605)
Net investment income			111,800			134,788
Net realized investment gains (losses)			76,531			(253,365)
Foreign exchange losses			(24,961)			(6,784)
Interest expense and financing costs			(15,800)			(7,977)

Income (loss) before income taxes			$257,950			$(79,592)

Net loss and loss expense ratio	47.1%	61.8%	55.6%	39.9%	46.8%	44.1%
Acquisition cost ratio	12.2%	19.4%	16.3%	10.6%	19.6%	16.1%
General and administrative expense ratio	20.0%	5.1%	13.7%	20.0%	4.4%	13.0%

Combined ratio	79.3%	86.3%	85.6%	70.5%	70.8%	73.2%

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

CONSOLIDATED SEGMENTAL DATA (UNAUDITED)

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009

	2010			2009
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total
	(in thousands)
Gross premiums written	$1,419,372	$1,696,389	$3,115,761	$1,304,844	$1,708,606	$3,013,450
Net premiums written	982,969	1,675,927	2,658,896	764,932	1,693,526	2,458,458
Net premiums earned	878,117	1,311,975	2,190,092	853,235	1,224,919	2,078,154
Other insurance related income (loss)	1,727	—	1,727	(160,659)	1,265	(159,394)
Net losses and loss expenses	(437,057)	(856,730)	(1,293,787)	(451,143)	(626,217)	(1,077,360)
Acquisition costs	(110,670)	(253,944)	(364,614)	(84,122)	(234,586)	(318,708)
General and administrative expenses	(189,802)	(66,960)	(256,762)	(159,059)	(54,515)	(213,574)

Underwriting income (loss)	$142,315	$134,341	276,656	$(1,748)	$310,866	309,118

Corporate expenses			(52,504)			(51,941)
Net investment income			299,004			346,300
Net realized investment gains (losses)			117,325			(317,640)
Foreign exchange (losses) gains			10,415			(30,579)
Interest expense and financing costs			(40,185)			(23,869)

Income before income taxes			$610,711			$231,389

Net loss and loss expense ratio	49.8%	65.3%	59.1%	52.9%	51.1%	51.8%
Acquisition cost ratio	12.6%	19.4%	16.6%	9.9%	19.2%	15.4%
General and administrative expense ratio	21.6%	5.1%	14.1%	18.6%	4.4%	12.8%

Combined ratio	84.0%	89.8%	89.8%	81.4%	74.7%	80.0%

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED

NON-GAAP FINANCIAL MEASURE RECONCILIATION (UNAUDITED)

OPERATING INCOME AND OPERATING RETURN ON AVERAGE COMMON EQUITY

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2010 AND 2009

	Three months ended		Nine months ended
	2010	2009	2010	2009
	(in thousands, except per share amounts)
Net income (loss) available to common shareholders	$238,842	$(95,892)	$555,505	$178,948
Net realized investment (gains) losses, net of tax(1)	(75,291)	247,450	(116,124)	311,055

Operating income	163,551	151,558	439,381	490,003

Net income (loss) per share - diluted	$1.78	$(0.70)	$4.04	$1.19
Net realized investment (gains) losses, net of tax	(0.56)	1.63	(0.84)	2.07
Adjustment for dilutive securities(2)	—	0.07	—	—

Operating income per share - diluted	$1.22	$1.00	$3.20	$3.26

Weighted average common shares and common share equivalents - diluted	134,406	137,904	137,382	150,258

Average common shareholders’ equity	5,172,120	4,653,613	5,174,591	4,429,574
Annualized return on average common equity	18.5%	(8.2%)	14.3%	5.4%
Annualized operating return on average common equity	12.6%	13.0%	11.3%	14.7%

(1)	Tax benefit (cost) of ($1,240) and $5,915 for the three months ended September 30, 2010 and 2009, respectively, and ($1,201) and $6,585 for the nine months ended September 30, 2010 and 2009, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the ability to utilize capital losses.
(2)	For operating income per share purposes we have included the impact of otherwise anti-dilutive securities.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements contained in this release include our expectations regarding market conditions and information regarding our estimates of losses related to natural disasters. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include (1) the occurrence of natural and man-made disasters, (2) actual claims exceeding our loss reserves, (3) general economic, capital, and credit market conditions and the persistence of the recent financial crisis, (4) the failure of any of the loss limitation methods we employ, (5) the effects of emerging claims and coverage issues, (6) the failure of our cedants to adequately evaluate risks, (7) inability to obtain additional capital on favorable terms, or at all, (8) the loss of one or more key executives, (9) a decline in our ratings with rating agencies, (10) the loss of business provided to us by our major brokers, (11) changes in accounting policies or practices, (12) changes in governmental regulations, (13) increased competition, (14) changes in the political environment of certain countries in which we operate or underwrite business, (15) fluctuations in interest rates, credit spreads, equity prices and/or currency values, and (16) the other factors set forth in our most recent report on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com

Non-GAAP Financial Measures

In this release, we have presented operating income, which is a “non-GAAP financial measure” as defined in Regulation G. Operating income represents after-tax operational results without consideration of after-tax net realized investment gains (losses). A reconciliation of operating income to the most directly comparable GAAP financial measure, net income available to common shareholders, is included above.

In addition, this press release presents the following measures which are derived from the non-GAAP operating income measure:

1.	Diluted operating earnings per share - represents operating income divided by diluted weighted average common shares and share equivalents; and

2.	Annualized operating return on average common equity - represents operating income for the period, projected for a full year, as a percentage of average common equity for the period.

We present our results of operations in the way we believe will be most meaningful and useful to investors, analysts, rating agencies and others who use our financial information to evaluate our performance. This presentation includes the use of “operating income” and “annualized operating return on average common equity”, which is based on the “operating income” measure. Although the investment of premiums to generate income and realized investment gains (or losses) is an integral part of our operations, the determination to realize investment gains (or losses) is independent of the underwriting process and is heavily influenced by the availability of market opportunities. Furthermore, many users believe that the timing of the realization of investment gains (or losses) is somewhat opportunistic for many companies. In this regard, certain users of our financial statements evaluate earnings excluding after-tax net realized investment gains (losses) to understand the profitability of recurring sources of income.

We believe that showing net income available to common shareholders exclusive of net realized gains (losses) reflects the underlying fundamentals of our business.

In addition, we believe that this presentation enables investors and other users of our financial information to analyze performance in a manner similar to how our management analyzes the underlying business performance. We also believe this measure follows industry practice and, therefore, facilitates comparison of our performance with our peer group. We believe that equity analysts and certain rating agencies that follow us, and the insurance industry as a whole, generally exclude realized gains (losses) from their analyses for the same reasons.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08

Tel. 441.496.2600 Fax 441.296.3140

www.axiscapital.com